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                                                                     EXHIBIT 2.7


                    INTERIM ADMINISTRATIVE SERVICES AGREEMENT


         This INTERIM ADMINISTRATIVE SERVICES AGREEMENT (this "Agreement") is made as of December 11, 2000, by and between SYBRON INTERNATIONAL CORPORATION, a Wisconsin corporation ("Sybron"), and SYBRON DENTAL SPECIALITIES, INC. (formerly known as "SDS Holding Co."), a Delaware corporation ("SDS").

                                    RECITALS

         WHEREAS, pursuant to the Contribution Agreement, Plan and Agreement of Reorganization and Distribution between the parties dated as of November 28, 2000 (the "Contribution Agreement") and pursuant to certain other agreements of even date herewith, Sybron is transferring, or will transfer, to SDS, all of the Dental Assets (as defined in the General Assignment, Assumption and Agreement regarding Litigation, Claims and Other Liabilities (executed by the parties of even date herewith);

         WHEREAS, after the Effective Date, SDS will operate the Dental Business as a separate publicly traded company and Sybron will operate the Laboratory Business (as defined in the Contribution Agreement) as a separate publicly traded company;

         WHEREAS, prior to the Effective Date, Sybron provided various administrative support services to the Dental Business and the Laboratory Business;

         WHEREAS, after the Effective Date, SDS and Sybron will have a need for the provision of certain administrative support services, which will have been assumed by the other party; and

         WHEREAS, SDS desires and Sybron is willing to provide certain administrative support services for SDS's operations for certain specified interim periods after the Effective Date solely for the purpose of assisting SDS in the transition, and Sybron desires and SDS is willing to provide certain other administrative support services for Sybron's operations for certain specified interim periods after the Effective Date solely for the purpose of assisting Sybron in the transition.

         NOW, THEREFORE, in consideration of the premises and the mutual promises contained in this Agreement and the other Contribution Documents, the parties hereto agree as follows:



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         1. Services.

                  (a) Subject to the terms and conditions provided herein, Sybron shall provide SDS with the following services (the "Sybron Services") on an interim basis, consisting of:

                           (i) "Accounting Services," which shall mean the accounting services previously provided by Sybron to the Dental Business;

                           (ii) "Tax Management Services," which shall mean the tax management services previously provided by Sybron to the Dental Business;

                           (iii) "Legal Services," which shall mean the legal services previously provided by Sybron to the Dental Business; and

                           (iv) "Treasury/Cash Management Services," which shall mean the treasury and cash management services previously provided by Sybron to the Dental Business.

                  (b) Subject to the terms and conditions provided herein, SDS shall provide Sybron with "Insurance/Risk Management Services" on an interim basis, which shall mean the procurement of property, casualty and related insurance policies and the administration of claims and rights, and which shall include, but not be limited to, the availability of Mr. Stephen Tomassi for discussion and conferral regarding matters related to his previous employment with Sybron.

                  (c) The "Sybron Services" and the "Insurance/Risk Management Services" may be referred to herein collectively as the "Services."

         2. Agreement Principles and Guidelines.

                  (a) By this Agreement, Sybron and SDS seek to implement the general principle that, with the exceptions noted herein or in the Contribution Agreement, Sybron will provide Sybron Services to SDS and the Dental Business Subsidiaries (as defined in the Contribution Agreement) on an interim basis in a scope similar to those provided by Sybron prior to the Effective Date while it is not reasonably feasible for SDS to provide such Sybron Services independently for itself, and SDS will provide Insurance/Risk Management Services to Sybron and the Laboratory Business Subsidiaries (as defined in the Contribution Agreement) on an interim basis in a scope similar to those previously provided by Sybron prior to the Effective Date while it is not reasonably feasible for Sybron to provide such Insurance/Risk Management Services independently for itself.




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                  (b)      Sybron does not promise, covenant, or agree to
                           provide a greater level or magnitude of Sybron Services than those which were previously provided to the Dental Business by Sybron. SDS acknowledges and covenants to use reasonable efforts to independently provide such Sybron Services for itself and its subsidiaries as soon as reasonably feasible. If reasonably feasible, SDS will provide such Sybron Services for itself prior to the term limits set forth in Section 4 of this Agreement. Each party hereby acknowledges that the requirement for SDS to use reasonable efforts to independently provide such Sybron Services as soon as reasonably feasible is a material element and condition to this Agreement and that failure to fully comply with such provision will give rise to, among other provisions, the termination rights set forth in Section 4(c) of this Agreement. Nothing in this Agreement shall be construed to cause Sybron to become a service bureau or to perform a Sybron Service which it cannot provide without (i) a conflict with a third-party contract to which Sybron or one of its subsidiaries is a party or (ii) a breach of any third-party contract to which Sybron or one of its subsidiaries is a party. In no event will Sybron be responsible for any damages if it is unable to offer or continue to provide a Sybron Service to SDS or its subsidiaries pursuant to this paragraph.

                  (c) SDS does not promise, covenant, or agree to provide a greater level or magnitude of Insurance/Risk Management Services than that which was previously provided to the Laboratory Business by Sybron. Sybron acknowledges and covenants to use reasonable efforts to independently provide such Insurance/Risk Management Services for itself and its subsidiaries as soon as reasonably feasible. If reasonably feasible, Sybron will provide such Insurance/Risk Management Services for itself prior to the term limits set forth in Section 4 of this Agreement. Each party hereby acknowledges that the requirement for Sybron to use reasonable efforts to independently provide such Insurance/Risk Management Services as soon as reasonably feasible is a material element and condition to this Agreement and that failure to fully comply with such provision will give rise to, among other provisions, the termination rights set forth in
                           Section 4(c) of this Agreement. Nothing in this Agreement shall be construed to cause SDS to become a service bureau or to perform a Insurance/Risk Management Services which it cannot provide without
                           (i) a conflict with a third-party contract to which SDS or one of its subsidiaries is a party or (ii) a breach of any third-party contract to which SDS or one of its subsidiaries is a party. In no event will SDS be responsible for any damages if it is unable to offer or continue to provide Insurance/Risk Management Services to Sybron or its subsidiaries pursuant to this paragraph.

         3. Fees and Additional Charges. The parties agrees to pay the fees described on Schedule 1 hereto for the Services received.




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                  (a)      Additional Charges. In addition to the charges set
                           forth on Schedule 1, the parties agree to pay for any manufacturers, sales, use, excise, personal property, or any other tax or charge, or duty or assessment cost, expense, or fee attributable to the execution or performance of any Service pursuant to this Agreement, except: (i) any income, franchise, doing business or similar taxes levied or assessed on or based on such party's income, capital stock or other similar base, and (ii) employment taxes with respect to employees of such party (including, but not limited to, unemployment taxes, social security taxes and income tax withholdings). The parties also agree to pay any fee, expense, or charge associated with obtaining consents from any third party necessary to offer any Service under this Agreement. Each party also agrees to reimburse the other party for its reasonable out-of-pocket expenses directly attributable to the provision of Services hereunder.

                  (b) Terms of Payment. Each party shall pay the other's fees and any additional charges owed within thirty
                           (30) days of invoice. Each party shall also pay any collection fees and reasonable attorneys' fees incurred by the other party in collecting payment of the charges and other amounts for which the party is liable under the terms and conditions of this Agreement. Without limiting the foregoing, if a party is more than two months in arrears on any payment, the other party may terminate this Agreement pursuant to the provisions of Section 14(d).

         4. Term.

                  (a) This Agreement shall be effective upon the Effective Date. Subject to the requirement set forth in Section 2 of this Agreement that each party must use reasonable efforts to independently provide such Services when reasonably feasible, Sybron shall perform each of the Sybron Services for a six-month term and SDS shall perform the Insurance/Risk Management Services for a six-month term. Each Service shall have its own six-month term (a "Service Period"). The early termination, extension, or other change to any Service Period shall not affect the term of any other Service Period.

                  (b) The party providing any Service may, at its sole discretion, and upon request of the other party at least thirty (30) days prior to termination of any Service Period, extend the Service Period for an additional period not greater than three months. The Services will then be offered at a rate of up to 200% of the billing rate in effect at such time.

                  (c) The party receiving any Service may, at its sole discretion, terminate the Service upon providing notice of such termination to the other party.

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                  (d)      SDS may promptly terminate this Agreement upon
                           written notice to Sybron with cause for any material breach of this Agreement by Sybron, unless within a period of fifteen (15) days after written notice Sybron remedies the breach or proposes a course of action, reasonably acceptable to SDS to remedy the breach within a reasonable time. Sybron may promptly terminate this Agreement upon written notice to SDS with cause for any material breach of this Agreement by SDS, unless within a period of fifteen (15) days after written notice SDS remedies the breach or proposes a course of action, reasonably acceptable to Sybron, to remedy the breach within a reasonable time. This Agreement will terminate automatically (to the extent permitted by law at the time) in the event either party files a petition in bankruptcy, becomes insolvent, makes an assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law, or discontinues its business or has a receiver appointed for it.

                  (e) Upon any termination hereunder, each party will promptly pay any charges or fees owed to the other party.

         5. Subsidiaries. To the extent such Services were previously provided to subsidiaries of SDS or Sybron, as the case may be, all Services shall be included as part of the Services provided under this Agreement and shall be performed in accordance with the terms and conditions of this Agreement. The parties agree that each is responsible for assuring compliance with the Agreement by their respective subsidiaries and further agree to be responsible for the compliance with such subsidiaries' obligations in order to allow the other party to offer the above described Services.

         6. Systems Modification; Amendment of Services. Each party, at its sole discretion, may modify, amend, enhance, update or provide an appropriate replacement for any of the software used to provide the Services or any element of its computer systems (hardware or software) at any time.

         7. Responsibility.

                  (a) General. The parties agree to perform the Services in a reasonable manner, which is similar to the manner in which each party provides services for its own operations, and assumes no other or higher degree of care. Except as specifically provided herein, neither party assumes any other obligations as to performance, timing or quality of the Services provided under this Agreement; all risks of error are expressly and solely assumed by the party receiving a Service, and the party providing the Service shall not be responsible for loss or damage due to delays in providing the Services under this Agreement. NO PARTY WILL IN ANY EVENT BE LIABLE FOR ANY INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES INCURRED BY THE OTHER PARTY INCLUDING, BUT NOT LIMITED TO, LOST PROFITS OR BUSINESS OPERATION LOSS, REGARDLESS OF WHETHER THE PARTY WAS ADVISED OF THE POSSIBLE OCCURRENCE OF SUCH DAMAGES.





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                  (b)      Reliance on the Other Party. In connection with the
                           foregoing, each party agrees that such party, such party's subsidiaries, and its and their employees will have a significant impact on the timing and quality of the performance of the Services offered. Each party will provide the Services described in this Agreement on the basis of information and/or instructions furnished by the other party. The party providing a Service shall be entitled to rely upon any such data, information, or instructions as provided by the other party. If any error results from incorrect input supplied by the party receiving a Service, that party shall be responsible for discovering and reporting such error and supplying the information or instruction necessary to correct such error to the other party. The party providing a Service may rely upon any instrument, signature, instruction or telephone call from any employee of the other party, or an employee of the other party's subsidiaries, as to Services requested under this Agreement. In connection with providing such Services, the party providing the Service shall not be liable for any action taken or omitted by it in good faith and believed to have been authorized by the other party, its subsidiaries, or its or their employees.

         8. Warranties. EXCEPT AS SPECIFICALLY DESCRIBED IN THIS AGREEMENT, EACH PARTY DISCLAIMS ALL OTHER WARRANTIES, WHETHER WRITTEN, ORAL, EXPRESSED OR IMPLIED INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

         9. Force Majeure. Neither party shall be liable to the other party if its fulfillment or performance of any terms or provisions of this Agreement is delayed or prevented by revolution or other civil disorders, wars, act of enemies, strikes, electrical equipment availability failures, labor disputes, fires, floods, act of God, federal, state, or municipal action, statute, ordinance or regulation, or, without limiting the foregoing, any other causes not within its reasonable control, and which by the exercise of reasonable diligence it is unable to prevent, whether of the class of causes hereinbefore enumerated or not. In case of emergency, each party may also select the order, timeliness, or availability of providing any Services to other party.

         10. Employees. All employees of Sybron or its subsidiaries providing Services under this Agreement to SDS or its subsidiaries will remain employees of Sybron or its subsidiaries, as the case may be, and all employees of SDS or its subsidiaries providing Services under this Agreement to Sybron or its subsidiaries will remain employees of SDS or its subsidiaries or its subsidiaries, as the case may be.

         11. Confidentiality. The parties recognize that the rendering of Services will be governed by the Confidentiality and Nondisclosure Agreement entered into by the parties in connection with the transactions contemplated by the Contribution Agreement, except that the confidentiality requirements of both parties will survive after termination of the Services under this Agreement, regardless of the reason for termination. In the event of any dispute concerning confidentiality, the parties agree to utilize the provisions of Section 12.




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         12. Dispute Resolution Procedure. In the event that any dispute or difference arises between the parties relating to the interpretation or performance of this Agreement, the parties shall comply with the dispute resolution procedures prescribed in Article V of the Contribution Agreement.

         13. Notices.

         All notices and communications required or permitted under this Agreement shall be in writing and any communication or delivery hereunder shall be deemed to have been duly made if personally delivered, or if mailed by first class mail, postage prepaid, or by air express service, with charges prepaid and addressed as follows:

                If to Sybron:              Sybron International Corporation
                                           411 East Wisconsin Avenue
                                           Milwaukee, Wisconsin 53202
                                           Attention: General Counsel

                If to SDS:                 Sybron Dental Specialities, Inc.
                                           1717 West Collins Avenue
                                           Orange, California 92867
                                           Attention: General Counsel

          Either party may by written notice so delivered to the other, change the address to which future delivery shall be made.

         14. Miscellaneous.

                  (a) Entire Agreement. This Agreement and the other Contribution Documents constitute the entire understanding of the parties hereto with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to their subject matter; provided, however, that the specific provisions of any other agreement between the parties executed and delivered by the parties in connection with the closing under the Contribution Agreement shall not be superseded by this Agreement and to the extent any such other agreement is in conflict herewith, such specific agreement shall control.

                  (b) Assignment. This Agreement and all the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party without the prior written consent of the other party; except that this Agreement may be assigned to a parent or subsidiary of a party, or to a third party acquiring



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                           substantially all of the assets of a party, without
                           such prior written consent to such an assignment, provided that any such third party expressly assumes, and agrees to be bound by the terms of, this Agreement, and provided further that the assigning party shall not be relieved of any of its obligations hereunder in the event of such an assignment.

                  (c) No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties and is not intended to confer upon any person except the parties any rights or remedies hereunder. There are no third party beneficiaries to this Agreement.

                  (d) Written Amendment and Waiver. This Agreement may not be altered or amended nor any rights hereunder be waived, except by an instrument in writing executed by the party or parties to be charged with the amendment or waiver.

                  (e) Limited Amendment or Waiver. No waiver of any term, provision or condition of this Agreement or failure to exercise any right, power or remedy or failure to enforce any provision of this Agreement, in any one or more instances, shall be deemed to be a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition or enforcement right of this Agreement or deemed to be an impairment of any right, power or remedy or acquiescence to any breach.

                  (f) Reformation and Severability. If any provision of this Agreement shall be held to be invalid, unenforceable or illegal in any jurisdiction under any circumstances for any reason, (a) that provision shall be reformed to the minimum extent necessary to cause such provision to be valid, enforceable and legal and preserve the original intent of the parties, or (b) if that provision cannot be so reformed, it shall be severed from this Agreement. The holding shall not affect or impair the validity, enforceability or legality of the provision in any other jurisdiction or under any other circumstances. Neither the holding nor the reformation or severance shall affect or impair the legality, validity or enforceability of any other provision of this Agreement to the extent that the other provision is not itself actually in conflict with any applicable law. Upon a determination that any term or provision is invalid, unenforceable or illegal, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

                  (g) Jurisdiction. This Agreement shall be governed and construed and enforced in accordance with the internal laws of the State of Wisconsin (without regard to conflict of law principles) as to all matters including, without




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                           limitation, matters of validity, construction,
                           effect, performance and remedies.

                  (h) Titles and Headings. All titles and headings have been inserted solely for the convenience of the parties and are not intended to be a part of this Agreement or to affect its meaning or interpretation.

                  (i) Counterparts. This Agreement, and any other agreement to be executed in connection herewith, may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  (j) Effectiveness. This Agreement shall become effective at the Effective Date and may be terminated by Sybron at any time prior thereto without any liability on either party's part.




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          IN WITNESS WHEREOF the parties have caused this Agreement to be executed as of the date first above written by their duly authorized officers.


                                  SYBRON INTERNATIONAL CORPORATION



                                  By: /s/ KENNETH F. YONTZ
                                     -----------------------------------------
                                  Name:  Kenneth F. Yontz
                                  Title: President and Chief Executive Officer


                                  SYBRON DENTAL SPECIALTIES, INC.



                                  By: /s/ FLOYD W. PICKRELL, JR.
                                     -----------------------------------------
                                  Name:  Floyd W. Pickrell, Jr.
                                  Title: President and Chief Executive Officer


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                                   SCHEDULE 1
                                      FEES


1. SDS shall pay Sybron $32,000 per month for the Sybron Services. This amount consists of $8,000 per month for each of the four Sybron Services.

2. Sybron shall pay SDS $15,000 per month for the Insurance/Risk Management Services.